UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 15, 2026

SOUTHLAND HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-41090	87-1783910
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

1100 Kubota Drive

Grapevine, TX 76051

(Address of Principal Executive Offices) (Zip Code)

(817) 293-4263

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	SLND	NYSE American LLC
Redeemable warrants, exercisable for shares of common stock at an exercise price of $11.50 per share	SLND WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

American Bridge Company (“American Bridge”), a wholly owned subsidiary of Southland Holdings, Inc. (the “Company”), received an adverse ruling in the case of American Bridge Company v. Clark/Lewis Joint Venture, et al. The case relates to the construction of the Washington State Convention Center by American Bridge. In this litigation, the trial court in King County, Washington, by order dated January 15, 2026, ruled in favor of Clark/Lewis Joint Venture and entered a judgment against American Bridge and certain of its sureties, jointly and severally, in the total principal amount of approximately $57 million.

American Bridge strongly disagrees with the trial court’s decision and believes that the judgment is not supported by the law or the evidence presented at trial. Accordingly, American Bridge intends to appeal the ruling. While American Bridge intends to vigorously challenge and seek reversal of the ruling, there can be no assurances that American Bridge’s intended appeal will be successful.

The Company is actively working with Callodine Commercial Finance, LLC, as agent, and the lenders party to the Term Loan and Security Agreement dated September 30, 2024, as amended by the First Amendment dated March 3, 2025 (the “Credit Agreement”) to determine the impact of the adverse ruling on the Credit Agreement. In addition, the Company is actively analyzing the accounting and financial reporting impacts of the adverse ruling.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 22, 2026	SOUTHLAND HOLDINGS, INC.

	By:	/s/ Frank S. Renda
		Name:	Frank S. Renda
		Title:	President and Chief Executive Officer

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